                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                                    RTW, Inc.
                 ---------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value.
                 ---------------------------------------------
                         (Title of Class of Securities)

                                    74974R 10 7
                 ---------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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CUSIP NO.  74974 R 10 7                     13G               PAGE 2 OF 4 PAGES
          --------------                                           --   -


-------- ----------------------------------------------------------------------
1        NAME OF REPORTING PERSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                          J. ALEXANDER FJELSTAD

-------- ----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /
                                                                       (b) / /

-------- ----------------------------------------------------------------------
3        SEC USE ONLY

-------- ----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

              MR. FJELSTAD IS A CITIZEN OF THE UNITED STATES.

---------------------------------------------------- ---- ---------------------
        NUMBER OF           5    SOLE VOTING POWER
         SHARES                                                 Not applicable
                            ---- ----------------------------------------------
      BENEFICIALLY          6    SHARED VOTING POWER
        OWNED BY                                                Not applicable
                            ---- ----------------------------------------------
          EACH              7    SOLE DISPOSITIVE POWER
        REPORTING                                               Not applicable
                            ---- ----------------------------------------------
         PERSON             8    SHARED DISPOSITIVE POWER
          WITH                                                  Not applicable

-------- ----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            Not applicable

-------- ----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*



-------- ----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            Not applicable

-------- ----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              Individual

-------- ----------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1.

      (a)    NAME OF ISSUER:

             RTW, Inc., a Minnesota Corporation
             Common Stock, No Par Value

      (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             8500 Normandale Boulevard, Suite 1400
             Bloomington, MN      55437

ITEM 2.

(a)        NAME OF PERSON FILING:

             This statement is being filed by J. Alexander Fjelstad, an individual.

(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             The principal address of Mr. Fjelstad is:
             2439 Emerald Trail

             Minnetonka, MN     55305

(c)        CITIZENSHIP:

             Mr. Fjelstad is a citizen of the United States.

(d)        TITLE OF CLASS OF SECURITIES:

             Common Stock, No Par Value.

(e)        CUSIP NUMBER:

             74974R 10 7.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK
              WHETHER THE PERSON FILING IS A:

      (a)  / /  Broker or Dealer registered under Section 15 of the Act

      (b)  / /  Bank as defined in Section 3(a)(6) of the Act

      (c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act

      (d) / / Investment Company registered under Section 8 of the Investment Company Act

      (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

      (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

      (g) / / Parent Holding Company, in accordance withss.240.13d-1(b)(ii)(G) (Note: See Item 7)

      (h)  / /  Group, in accordance with ss.240.13d-1(b)(ii)(H)

                                 Not Applicable.


                              Page 3 of 4 Pages

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ITEM 4.      OWNERSHIP:

             Not applicable

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

             If this statement is being filed to report the that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities , check the following /X/.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY:

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not Applicable.

ITEM 10.     CERTIFICATES

             The following certificates shall be included if the statement is filed pursuant to Rule 13d-1(b):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                 Not Applicable.



                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

           February 12, 1999                     /s/ J. Alexander Fjelstad
                                                 -------------------------------
                                                     J. Alexander Fjelstad


                                Page 4 of 4 Pages